EXHIBIT 15
LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Audit Committee
Corus Bankshares, Inc.

We are aware of the incorporation by reference in the following Registration Statements of our report dated May 5, 2005 relating to the unaudited condensed consolidated interim financial statements of Corus Bankshares, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2005:

●	Registration Statement (Form S-8 No. 333-53385) pertaining to the Corus Bankshares, Inc. Commission Program for Commercial Loan Officers

●	Registration Statement (Form S-8 No. 333-77481) pertaining to the Corus Bankshares, Inc. 1999 Stock Option Plan

/s/ Ernst & Young LLP

Chicago, Illinois
May 5, 2005